Exhibit 10.1

EXECUTION VERSION

ROCKWELL COLLINS, INC.

$4,350,000,000
BRIDGE CREDIT AGREEMENT

dated as of December 16, 2016,

JPMORGAN CHASE BANK, N.A.,
Administrative Agent

The Lenders Listed Herein

JPMORGAN CHASE BANK, N.A.,

Sole Lead Arranger and Sole Bookrunner

i

ii

iii

BRIDGE CREDIT AGREEMENT

BRIDGE CREDIT AGREEMENT dated as of December 16, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) among ROCKWELL COLLINS, INC., the LENDERS listed on the signature pages hereof and JPMORGAN CHASE BANK, N.A., as Agent.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Definitions.  The following terms, as used herein, have the following meanings:

“Acquired Entity” means B/E Aerospace, Inc., a Delaware corporation.

“Acquired Entity Material Adverse Effect” means, with respect to the Acquired Entity, any event, occurrence, development or change that has a material adverse effect on the business, financial condition or results of operations of the Acquired Entity and its Subsidiaries, taken as a whole; provided, however, that none of the following (or the results thereof) shall constitute or be taken into account in determining whether an Acquired Entity Material Adverse Effect shall have occurred: (i) changes in general economic, financial market, regulatory, business, financial, political, geopolitical, credit or capital market conditions, including interest or exchange rates; (ii) general changes or developments in any of the industries or markets, or in the business conditions in the geographic regions, in which the Acquired Entity or any of its Subsidiaries operate (or applicable portions or segments of such industries or markets); (iii) changes in any applicable U.S. Laws or accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of the Acquired Entity’s securities or other financial instruments or change in the Acquired Entity’s credit rating, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Acquired Entity Material Adverse Effect” may be taken into account in determining whether an Acquired Entity Material Adverse Effect has occurred); (v) any failure by the Acquired Entity to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operation or any published analyst or other third party estimates or expectations of the Acquired Entity’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Acquired Entity Material Adverse Effect” may be taken into account in determining whether an Acquired Entity Material Adverse Effect has occurred); (vi) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God, weather-related events, fires or natural disasters; (vii) any action taken or not taken at the express written request of Parent after the date of the Acquisition Agreement; or (viii) the public announcement or pendency of the Merger or the other transactions contemplated by the Acquisition Agreement or the identity of Parent; provided that if the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vi) above have a material disproportionate impact on the Acquired Entity and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Acquired Entity and its Subsidiaries operate, such facts, circumstances, events, changes, occurrences or efforts may be taken into account in determining whether an Acquired Entity Material Adverse Effect has occurred.  Terms capitalized in this definition, other than “Acquired Entity” and “Acquisition Agreement”, have the meanings assigned to them in the Acquisition Agreement as in effect on October 23, 2016.

“Acquisition” means the acquisition by the Company of the Acquired Entity, made pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of the Acquisition Agreement Date, among the Acquired Entity, Merger Sub and the Company.

“Acquisition Agreement Date” means October 23, 2016.

“Acquisition Agreement Representation Condition” means at any time of determination that such of the representations and warranties made by or with respect to the Acquired Entity and its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders shall fail to be true and correct at such time, but only to the extent that the Company has (or the Company’s applicable affiliate has) the right (taking into account any applicable cure provisions), pursuant to the Acquisition Agreement, to terminate the Company’s (or such affiliate’s) obligations under the Acquisition Agreement to consummate the Acquisition (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) as a result of a breach of such representations and warranties.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Company) duly completed by such Lender.

“Affected Lender” shall mean any Lender whose credit ratings from Moody’s and S&P fall below Baa3 and BBB-, respectively, but only if the Company notifies the Agent of Company’s designation of such Lender as an “Affected Lender” hereunder.

“Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Agent and Lender Parties” has the meaning set forth in Section 9.14.

“Agent Resignation Event” means (a) the occurrence and continuance of an Event of Default or (b) the Company ceasing to maintain an investment grade rating from each of S&P and Moody’s.

“Agreement” has the meaning set forth in the preamble.

“Applicable Lending Office” means, with respect to any Lender, (a) in the case of its Base Rate Loans, its Domestic Lending Office and (b) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Arranger” means JPMorgan Chase Bank, N.A., in its capacity as sole lead arranger and sole bookrunner.

“Asset Sale” means any sale, transfer or other disposition of any asset of the Company or any of its Subsidiaries (including pursuant to a sale and leaseback transaction or by way of any merger or consolidation) made after the Closing Date outside of the ordinary course of business, including (a) any issuance or sale of Equity Interests in any Subsidiary to a Person other than the Company or any of its Subsidiaries and (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any assets of the Company or any of its Subsidiaries, other than Excluded Asset Sales.

“Assignee” has the meaning set forth in Section 9.06(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the London Interbank Offered Rate for a one month Interest Period beginning on such day (or if such day is not a Euro-Dollar Business Day, the immediately preceding Euro-Dollar Business Day) plus 1%; provided that, the London Interbank Offered Rate for any day shall be based on the London Interbank Offered Rate at approximately 11:00 a.m. London time on such day.  Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the London Interbank Offered Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the London Interbank Offered Rate, respectively.

“Base Rate Loan” means a Loan that bears interest at the Base Rate pursuant to the Notice of Borrowing or the applicable Notice of Interest Rate Election or pursuant to Article 8.

“Base Rate Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Borrowing” has the meaning set forth in Section 1.03.

“Change in Law” means (a) the adoption of any law, rule, treaty or regulation after the date of this Agreement, (b) any change in any law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority, in each case after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be after the date of this Agreement, regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which the conditions precedent specified in Section 3.02 are satisfied or waived in accordance with Section 9.05; provided that the Closing Date shall occur (if at all) on or prior to the Commitment Termination Date.

“Commission” means the Securities and Exchange Commission, or any successor to its duties under the Securities Exchange Act of 1934.

“Commitment” means (a) with respect to each Lender, the amount set forth opposite the name of such Lender on the Commitment Schedule or (b) with respect to any Assignee, the amount of the transferor Lender’s Commitment assigned to such Assignee pursuant to Section 9.06(c), in each case as such amount may be reduced from time to time pursuant to Section 2.10 or changed as a result of an assignment pursuant to Section 9.06(c).

“Commitment Letter” means the commitment letter dated October 23, 2016, between the Company and JPMorgan Chase Bank, N.A.

“Commitment Schedule” means the Commitment Schedule attached hereto as Schedule 1.01.

“Commitment Termination Date” means the earlier of (a) the date on which the Acquisition Agreement is terminated or expires and (b) 5:00 p.m. (New York City time) on October 21, 2017.

“Company” means Rockwell Collins, Inc., a Delaware corporation and its successors.

“Consolidated Debt” means, at any date, the Debt of the Company and its Restricted Subsidiaries, as consolidated and determined as of such date in accordance with GAAP.

“Consolidated Funded Debt” means, at any date, the Funded Debt of the Company and its Restricted Subsidiaries, as consolidated and determined as of such date in accordance with GAAP.

“Consolidated Subsidiary” means, as to any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Debt” of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (f) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (g) all Guarantees by such Person of Debt of another Person (each such Guarantee to constitute Debt in an amount equal to the amount of such other Person’s Debt Guaranteed thereby).

“Debt Incurrence” means (a) any Senior Notes Issuance and (b) any other issuance or incurrence of Debt referred to in clause (a) of the definition thereof by the Company or any of its Subsidiaries, other than Excluded Debt.

“Debt to Total Capitalization Ratio” means at any time, the ratio, expressed as a percentage, of (a) Consolidated Debt to (b) Total Capitalization.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans or (ii) pay over to the Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent and the Company in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any portion of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit or (c) has failed, within three Domestic Business Days after written request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance reasonably satisfactory to it, (d) has become the subject of a Bankruptcy Event or has a Parent that has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.

“Designated Lender” means, with respect to any Designating Lender, an Eligible Designee designated by it pursuant to Section 9.07(a) as a Designated Lender for purposes of this Agreement.

“Designated Lender Register” has the meaning set forth in Section 9.07(c).

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 9.07(a).

“Designation Agreement” has the meaning set forth in Section 9.07(a).

“Dollars” or “dollars” or “$” refers to lawful money of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Agent.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which this Agreement becomes effective in accordance with Section 3.01.

“Eligible Designee” means a special purpose corporation that (a) is organized under the laws of the United States or any state thereof, (b) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (c) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Issuance” means any issuance of Equity Interests by the Company, whether pursuant to a public offering or in a Rule 144A or other private placement, other than issuances pursuant to employee and/or director stock plans or employee and/or director compensation plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Company and the Agent.

“Euro-Dollar Loan” means a Loan that bears interest at a Euro-Dollar Rate pursuant to the Notice of Borrowing or the applicable Notice of Interest Rate Election.

“Euro-Dollar Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.07(b) on the basis of the London Interbank Offered Rate.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding $5,000,000,000 in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

“Events of Default” has the meaning set forth in Section 6.01.

“Excluded Asset Sales” means (a) sales, transfers and other dispositions of assets generating Net Proceeds of less than $5,000,000 in a single transaction or in a series of related transactions, (b) sales, transfers and other dispositions of assets occurring from and after the Closing Date and generating Net Proceeds of at least $5,000,000 in a single transaction or in a series of related transactions but less than $250,000,000 in the aggregate, (c) sales, transfers and other dispositions of obsolete or worn out property, whether now owned or hereafter acquired, (d) sales, transfers and other dispositions of assets by the Company or any Subsidiary to the Company or any other Subsidiary and (e) sales, transfers and other dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such sale, transfer or other disposition are reasonably promptly applied to the purchase price of such replacement equipment.

“Excluded Debt” means (a) any intercompany Debt among the Company and/or its Subsidiaries, (b) any Debt issued or incurred under working capital or overdraft facilities and ordinary course capital leases or purchase money or equipment financings, (c) any Debt resulting from the modification, refinancing, refunding, renewal, replacement or extension of any Debt outstanding on the Effective Date; provided that the principal amount thereof does not exceed the principal amount of the Debt so modified, refinanced, refunded, renewed, replaced or extended, except by the amount of accrued and unpaid interest, any premium or other reasonable amount paid thereon, fees and expenses incurred in connection therewith and unfunded commitment with respect thereto, (d) Debt under the Term Facility in an aggregate principal amount not to exceed $1,500,000,000, (e) Debt under the Five-Year Facility in an aggregate principal amount not to exceed $1,500,000,000, (f) any Debt consisting of commercial paper, (g) the Loans made hereunder or (h) other Debt not included in clauses (a) through (g) above in an aggregate principal amount not to exceed $100,000,000 at any time outstanding.

“Excluded Taxes” means (a) in the case of each Lender and the Agent, Taxes imposed on or measured by its net income (however denominated), and franchise or similar Taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or in which its principal executive office is located or any political subdivision thereof or by any State, possession or territory of the United States in which such Lender or the Agent (as the case may be) is doing business, (b) in the case of each Lender, Taxes imposed on or measured by its net income (however denominated), and franchise or similar Taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (c) branch profits Tax imposed by the

United States, (d) United States withholding Taxes to the extent imposed as a result of a Lender voluntarily designating a successor Applicable Lending Office, which has the effect of causing such Lender to become subject to United States withholding Tax payments in excess of those in effect immediately prior to such designation, (e) Taxes resulting from FATCA, and (f) in the case of each Lender and the Agent, Taxes imposed by any jurisdiction or any political subdivision thereof as a result of a connection between the Lender or the Agent and such jurisdiction or political subdivision (other than a connection resulting solely from executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement).

“Facility Fee Rate” means the facility fee rate set forth in the Pricing Schedule.

“FATCA” means (a) Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version of the Internal Revenue Code), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to the foregoing and (b) any similar law adopted by any non-U.S. Governmental Authority pursuant to an intergovernmental agreement between such non-U.S. jurisdiction and the United States.

“FCPA” has the meaning set forth in Section 4.08.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Domestic Business Day by the NYFRB as the federal funds effective rate.

“Fee Letter” means the fee letter dated as of October 23, 2016, between the Company and JPMorgan Chase Bank, N.A.

“Five-Year Facility” means the revolving credit facility under the Five-Year Credit Agreement dated as of the date of this Agreement, among the Company, the “Lenders” party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person means, at any date of computation, all indebtedness for borrowed money of such Person which by its terms matures more than 12 months after such date or which is extendible or renewable at the option of such Person to a time more than 12 months after such date; provided, however, that (a) Funded Debt shall include all obligations in respect of lease rentals which under GAAP appear on a balance sheet of such Person as a liability item other than a current liability, (b) in the case of the Company, Funded Debt shall not include Subordinated Debt and (c) outstanding preferred stock of a Restricted Subsidiary that is not owned by the Company or a Wholly-Owned Restricted Subsidiary shall be deemed to constitute a principal amount of Funded Debt equal to the par value or involuntary liquidation value, whichever amount is higher, of such preferred stock.

“GAAP” means generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that Total Capitalization shall be determined without giving effect to implementation of Financial Accounting Standards Board Statement No. 158 (or its equivalent in the Accounting Standards Codification or any subsequent codification thereof); provided further that terms of an accounting or financial nature used herein shall be construed, and computations of amounts and ratios referred to herein shall be made without giving effect to any change to or modification of GAAP which would require the capitalization of leases (whether or not existing on the Closing Date) that would be characterized as “operating leases” under GAAP as in effect on the Closing Date.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group of Loans” means, at any time, a group of Loans consisting of (a) all Loans which are Base Rate Loans at such time or (b) all Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives and by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Impacted Interest Period” has the meaning set forth in the definition of “London Interbank Offered Rate.”

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12.

“Interest Period” means with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, three or six months thereafter, as the Company may elect in such notice; provided that:

(a)                               any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day; and

(b)                              any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month;

provided, further, that no Interest Period applicable to any Loan may end after the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Lender” means each bank or other institution listed on the signature pages hereof, each Assignee which becomes a Lender pursuant to Section 9.06(c) and their respective successors.

“Lender Appointment Period” has the meaning set forth in Section 7.08.

“LIBO Screen Rate” has the meaning set forth in the definition of “London Interbank Offered Rate.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset.  For purposes hereof, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Loan made by a Lender, and “Loans” means Loans made by the Lenders, in each case pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Documents” means this Agreement (including the schedules and exhibits hereto) and any Notes issued to any Lender hereunder.

“London Interbank Offered Rate” means, with respect to any Euro-Dollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the London Interbank Offered Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Mandatory Commitment Reduction Event” means (a) any Equity Issuance or (b) any Debt Incurrence.

“Mandatory Prepayment Event” means (a) any Equity Issuance, (b) any Debt Incurrence or (c) any Asset Sale.

“Material Debt” means a Single Issue (other than the Notes) of the Company and/or one or more of its Subsidiaries in a principal amount exceeding $100,000,000.

“Maturity Date” means the date that is 364 days after the Closing Date or, if such date is not a Euro-Dollar Business Day, the immediately preceding Euro-Dollar Business Day.

“Merger Consideration” has the meaning set forth in the Acquisition Agreement in effect on the Acquisition Agreement Date.

“Merger Sub” means Quarterback Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Company.

“Moody’s” means Moody’s Investors Service, Inc. (and any successor thereto).

“Net Proceeds” means, (a) with respect to any Asset Sale, (i) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such Asset Sale, including any cash received in respect of any noncash proceeds, but only as and when received, net of (ii) the sum, without duplication, of (A) all fees and out-of-pocket expenses paid by the Company and its Subsidiaries to third parties, (B) the amount of all payments required to be made by the Company and its Subsidiaries to repay Debt secured by such asset and other customary fees and expenses paid in connection therewith, (C) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and its Subsidiaries and (D) the amount of any reserves established by the Company and its Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in the case of each of clauses (A) – (D) that are directly attributable to the occurrence of such Asset Sale (as determined reasonably and in good faith by the Company) and (b) with respect to any Debt Incurrence or Equity Issuance, the cash proceeds received from such incurrence or issuance, net of underwriting discounts and commissions and other customary fees and out-of-pocket expenses paid by the Company and its Subsidiaries in connection therewith.  For purposes of this definition, in the event any reserve described in clause (a)(ii)(D) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Notes” means promissory notes of the Company, substantially in the form of Exhibit A hereto, evidencing the obligation of the Company to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.09.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Domestic Business Day, for the immediately preceding Domestic Business Day); provided that if none of such rates are published for any day that is a Domestic Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Other Taxes” has the meaning set forth in Section 8.04(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight euro-dollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Domestic Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 9.06(b).

“Participant Register” has the meaning set forth in Section 9.06(b).

“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001.

“Person” means an individual, a vessel, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pricing Schedule” means the Pricing Schedule attached hereto as Schedule 2.01.

“Prime Rate” means the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time as its prime rate in effect at its office located at 270 Park Avenue, New York, New York.

“Principal Property” means any real property (including buildings and other improvements) of the Company or any Restricted Subsidiary whether currently owned or hereafter acquired (other than any property hereafter acquired for the control or abatement of atmospheric pollutants or contaminants or water, noise, odor or other pollution, or for purposes of developing a cogeneration facility or a small power production facility as such terms are defined in the Public Utility Regulatory Policies Act of 1978, as amended) which (a) has, at any date of determination, a book value in excess of 5% of Shareowners’ Equity and (b) in the opinion of the board of directors of the Company (or any duly authorized committee thereof) is of material importance to the total business conducted by the Company and its Restricted Subsidiaries as a whole.

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Register” has the meaning set forth in Section 9.06(c).

“Regulation T, U or X” means Regulation T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Party” has the meaning set forth in Section 9.03(b).

“Required Lenders” means at any time (a) prior to the termination of the Commitments, Lenders having more than 50% of the aggregate amount of the Commitments and (b) after termination of the Commitments, Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans, in each case exclusive of Defaulting Lenders.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (or any successor thereto).

“Sale and Lease-Back Transaction” has the meaning set forth in Section 5.08.

“Sanctioned Country” has the meaning set forth in Section 4.08.

“Sanctioned Persons” has the meaning set forth in Section 4.08.

“Sanctions” has the meaning set forth in Section 4.08.

“Secured Debt” means indebtedness for borrowed money of the Company or a Restricted Subsidiary (other than indebtedness owed by a Restricted Subsidiary to the Company, by a Restricted Subsidiary to another Restricted Subsidiary or by the Company to a Restricted Subsidiary), which is secured by (a) a mortgage or other lien on any Principal Property of the Company or a Restricted Subsidiary or (b) a pledge, lien or other security interest on any shares of stock or indebtedness of a Restricted Subsidiary.  The amount of Secured Debt at any time outstanding shall be the amount then owing thereon by the Company or a Restricted Subsidiary.

“Senior Notes Issuance” means the issuance by the Company of one or more series of senior notes pursuant to one or more registered public offerings or Rule 144A or other private placements, the proceeds of which are applied to pay the Merger Consideration and fees and expenses incurred in connection with the Transactions or to refinance the Loans made hereunder.

“Shareowners’ Equity” means, at any date of computation, the aggregate of capital stock, capital surplus and earned surplus, after deducting the cost of shares of capital stock of the Company held in its treasury, of the Company and its Restricted Subsidiaries, as consolidated and determined in accordance with GAAP; provided that any determination of Shareowners’ Equity for purposes of Article 5 shall be made without giving effect to the implementation of Financial Accounting Standards Board Statement No. 158 (or its equivalent in the Accounting Standards Codification or any subsequent codification thereof).

“Single Issue” means indebtedness for borrowed money arising in a single transaction or a series of related transactions.  Indebtedness issued in discrete offerings but governed by a single shelf indenture shall not be aggregated as a Single Issue, but indebtedness owing to multiple lenders under parallel agreements comprising a single private placement and indebtedness arising from multiple takedowns under a single or a series of related commitments from one or more lenders shall be so aggregated.

“Solvent” means, as of any date of determination, (a) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, exceeds the debts and liabilities of the Company and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated basis is greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and its Subsidiaries on a consolidated basis are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Company and its Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date, in each case, on such date.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means those representations made by the Company in Sections 4.01 (limited to clause (i) thereof), 4.02 (limited to clauses (i), (ii) and (iv) thereof, and in the case of clause (iv), except to the extent such contravention of any provision of applicable law or regulation has not resulted in an Acquired Entity Material Adverse Effect), 4.03, 4.07, 4.08, 4.09, 4.10 and 4.11.

“Subordinated Debt” means any unsecured Debt of the Company which: (a) has a final maturity subsequent to the Maturity Date; (b) does not provide for mandatory payment or retirement prior to said date, whether by means of serial maturities or sinking fund or other analogous provisions or plan, fixed or contingent, requiring, or which on the happening of a contingency may require, the payment or retirement of such Debt in amounts which as of any particular time would aggregate more than such portion of the original principal amount thereof as is obtained by multiplying such original principal amount by a fraction the numerator of which shall be the number of months elapsed from the date of creation of such Debt to such time and the denominator of which shall be the number of months from the date of creation thereof to the final maturity thereof; and (c) is expressly made subordinate and junior in right of payment to the Loans and such other Debt of the Company (except other Subordinated Debt) as may be specified in the instruments evidencing the Subordinated Debt or the indenture or other similar instrument under which it is issued (which indenture or other instrument shall be binding on all holders of such Subordinated Debt).

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Taxes” has the meaning set forth in Section 8.04(a).

“Term Facility” means the term loan facility under the Term Loan Credit Agreement dated as of the date of this Agreement, among the Company, the “Lenders” party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Total Capitalization” means, at any date, the sum (without duplication) of (a) Consolidated Debt as of such date and (b) all preferred stock of the Company and its Restricted Subsidiaries and Shareowners’ Equity as of the date of the Company’s most recent financial statements referred to in Section 4.04 or delivered pursuant to Section 5.01.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Company and Merger Sub of the Acquisition Agreement and the consummation by the Company and Merger Sub of the transactions contemplated thereby, (b) the other financing transactions related to the Acquisition, (c) the execution, delivery and performance by the Company of this Agreement and the making of the Borrowing hereunder and (d) the payment of fees and expenses incurred in connection with the foregoing.

“Undrawn Commitment Fee Rate” means a rate per annum determined in accordance with the Pricing Schedule.

“Undrawn Commitment Fees” has the meaning set forth in Section 2.09(a).

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Unrestricted Subsidiary” means (a) any Subsidiary which, in accordance with the provisions of this Agreement, has been designated by the Company as an Unrestricted Subsidiary after the Effective Date, unless and until such Subsidiary shall, in accordance with the provisions of this Agreement, be designated by the Company as a Restricted Subsidiary and (b) any corporation of which any one or more Unrestricted Subsidiaries directly or indirectly own outstanding shares of capital stock having voting power sufficient to elect, under ordinary circumstances (not dependent upon the happening of a contingency), a majority of the directors.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary all of the outstanding capital stock of which, other than directors’ qualifying shares, and all of the Funded Debt of which, shall at the time be owned by the Company or by one or more Wholly-Owned Restricted Subsidiaries, or by the Company in conjunction with one or more Wholly-Owned Restricted Subsidiaries.

“Withholding Agent” has the meaning set forth in Section 8.04(a).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.  Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.  Notwithstanding the foregoing, if the Company at any time adopts a change in revenue recognition standards under GAAP, the Company shall notify the Agent promptly upon such adoption and, if the Agent or the Company determines in good faith that such change will change the level of the Debt to Total Capitalization Ratio from that as determined prior to such change, the Company and the Required Lenders shall promptly negotiate in good faith to amend Section 5.05 hereof in order to adjust the level provided for compliance such that, after taking into account the impact of such new revenue recognition standards, the level provided for in Section 5.05 shall provide a similar limitation on the Company as provided for immediately prior to such adoption.  Unless and until any such amendment becomes effective pursuant to the terms of this Agreement (or if the Agent and the Company determine that such change has no effect on the level of the Debt to Total Capitalization Ratio), the Debt to Total Capitalization Ratio shall be determined and interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective.

Section 1.03.  Types of Borrowings.  The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to the Company pursuant to Article 2 on a single date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period.  Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans).

Section 1.04.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (i) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in the other Loan Documents), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 2

THE CREDITS

Section 2.01.  Commitments to Lend.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a single Loan to the Company pursuant to this Section 2.01 on the Closing Date in a principal amount equal to the amount of such Lender’s Commitment.  Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.

Section 2.02.  Notice of Borrowing.  The Company shall give the Agent notice of the Borrowing to be made on the Closing Date (the “Notice of Borrowing”) not later than 10:30 a.m. (New York City time) on (x) in the case of a Base Rate Borrowing, the Closing Date and (y) in the case of a Euro-Dollar Borrowing, the third Euro-Dollar Business Day prior to the Closing Date, specifying:

(a)                     the date of the Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(b)                    the aggregate amount of the Borrowing,

(c)                     whether the Loans comprising the Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate, and

(d)                    in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03.  [Reserved].

Section 2.04.  Notice to Lenders; Funding of Loans.  (a) Upon receipt of the Notice of Borrowing, the Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of the Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Company.

(b)                    Not later than 12:00 Noon (New York City time) on the Closing Date, each Lender shall make available its share of the Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01.  Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Lenders available to the Company at the Agent’s aforesaid address.

(c)                     Unless the Agent shall have received notice from a Lender prior to the Closing Date (or, in the case of a Base Rate Borrowing, prior to 12:00 Noon (New York City time) on the Closing Date) that such Lender will not make available to the Agent such Lender’s share of the Borrowing, the Agent may assume that such Lender has made such share available to the Agent on the Closing Date in accordance with subsection (b) of this Section 2.04 and the Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Agent, such Lender and the Company severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Agent, at (i) in the case of the Company, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in the Borrowing for purposes of this Agreement.

Section 2.05.  Evidence of Debt.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                    The entries made in the accounts maintained pursuant to clause (a) of this Section 2.05 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

(c)                     The Company agrees that, upon the request to the Agent by any Lender, the Company will promptly execute and deliver to such Lender a Note.

Section 2.06.  Maturity of Loans.  The Loans shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon) on the Maturity Date.

Section 2.07.  Interest Rates.  (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the Closing Date until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin and the Base Rate for such day.  Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Payment Date and, with respect to the principal amount of any Base Rate Loan that is prepaid or converted to a Euro-Dollar Loan, on the date of such prepayment or conversion.  Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(b)                    Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(c)                     Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to the Interest Period for such Loan (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

(d)                    [Reserved].

(e)                     The Agent shall determine each interest rate applicable to the Loans hereunder.  The Agent shall give prompt notice to the Company and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.08.  Method of Electing Interest Rates.  (a) The Loans included in the Borrowing shall bear interest initially at the type of rate specified by the Company in the Notice of Borrowing.  Thereafter, the Company may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.08(d) and the provisions of Article 8), as follows:

(i)                    if such Loans are Base Rate Loans, the Company may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii)                if such Loans are Euro-Dollar Loans, the Company may elect to convert such Loans to Base Rate Loans or continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case as of the last day of the then current Interest Period applicable thereto.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Agent not later than 12:00 noon (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective.  A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $25,000,000 (unless such portion is comprised of Base Rate Loans).  If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Company shall be deemed to have elected that, at the end of such Interest Period, such Group of Loans be continued as Euro-Dollar Loans for an additional Interest Period of one month (subject to the provisions of the definition of Interest Period).

(b)                    Each Notice of Interest Rate Election shall specify:

(i)                    the Group of Loans (or portion thereof) to which such notice applies;

(ii)                the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.08(a);

(iii)            if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)            if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)                     Promptly after receiving a Notice of Interest Rate Election from the Company pursuant to Section 2.08(a), the Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Company.

(d)                    The Company shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $25,000,000 or (ii) a Default shall have occurred and be continuing when the Company delivers notice of such election to the Agent.

(e)                     If any Loan is converted to a different type of Loan, the Company shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

Section 2.09.  Fees.  (a) The Company shall pay to the Agent for the account of the Lenders, ratably in accordance with their respective Commitments, undrawn commitment fees (“Undrawn Commitment Fees”), computed on a daily basis of a year of 360 days, at a rate per annum equal to the applicable Undrawn Commitment Fee Rate from time to time in effect on the daily aggregate undrawn amount of the Commitments.  Such Undrawn Commitment Fees shall (i) accrue from and including January 21, 2017 to but excluding the Closing Date (or earlier date of termination of the Commitments in their entirety) and (ii) be payable in arrears on each Quarterly Payment Date, commencing March 31, 2017, and upon the Closing Date (or earlier date of termination of the Commitments in their entirety).

(b)                    The Company shall pay to the Agent for the account of the Lenders, ratably in accordance with the respective principal amount of their Loans, on each of the dates set forth below, a duration fee equal to the percentage set forth below opposite each applicable date of the aggregate principal amount of the Loans outstanding on such date:

Date	Duration Fee Percentage

90th day after the Closing Date	0.50%

180th day after the Closing Date	0.75%

270th day after the Closing Date	1.00%

(c)                     The Company shall pay to the Arranger and the Agent, for their own respective accounts, fees in the amounts, and at such times, as specified in the Fee Letter or otherwise agreed by the Company and the Arranger or Agent, as applicable.

Section 2.10.  Optional Termination or Reduction of Commitments.  At any time prior to the Closing Date, the Company may, upon at least one Domestic Business Day’s notice to the Agent, (i) terminate the Commitments or (ii) ratably (except as otherwise provided in Section 2.20) reduce from time to time the aggregate amount of the Commitments by a minimum amount of $10,000,000 or any larger multiple of $1,000,000 in excess thereof.  Commitments terminated or reduced pursuant to this Section 2.10 may not be reinstated.

Section 2.11.  Mandatory Termination or Reduction of Commitments.  (a) The Commitments shall terminate upon the earlier of (i) the borrowing of the Loans in accordance with Section 2.01 and (ii) the Commitment Termination Date.

(b)                    In the event and on each occasion that, prior to the termination of the Commitments in accordance with Section 2.10 or Section 2.11(a), any Net Proceeds are received by or on behalf of the Company or any of its Subsidiaries in respect of any Mandatory Commitment Reduction Event, (x) the Company shall, upon at least one Domestic Business Day prior to such receipt, deliver to the Agent a notice thereof setting forth the nature of such Mandatory Commitment Reduction Event and the amount of such Net Proceeds (together with a reasonably detailed calculation thereof) and (y) the Commitments will be automatically and permanently reduced by the amount of such Net Proceeds (or, the aggregate amount of the Commitments then in effect, if less), such reduction to be effective on the day on which such Net Proceeds are received.

Section 2.12.  Prepayments.  (a)  Optional.  Subject in the case of any Euro-Dollar Loans to Section 2.14, the Company may (i) upon at least one Domestic Business Day’s notice to the Agent, prepay any Group of Base Rate Loans or (ii) upon at least one Euro-Dollar Business Day’s notice to the Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group (or Borrowing), except as otherwise provided in Section 2.20.

(b)                    Mandatory.  In the event and on each occasion that, after the Closing Date, any Net Proceeds are received by or on behalf of the Company or any of its Subsidiaries in respect of any Mandatory Prepayment Event, within three Domestic Business Days after such Net Proceeds are received, the Company shall (i) deliver to the Agent a notice thereof setting forth the nature of such Mandatory Prepayment Event and the amount of such Net Proceeds (together with a reasonably detailed calculation thereof) and (ii) prepay Loans in an amount equal to such Net Proceeds (or the aggregate amount of the Loans then outstanding, if less); provided that if the Company shall in such notice to the Agent state that the Company intends to cause such Net Proceeds from a Mandatory Prepayment Event arising from an Asset Sale of the type described in clause (b) of the definition thereof (or a portion thereof specified in such notice) to be applied, or committed to be applied, within 180 days after receipt of such Net Proceeds to improve, upgrade or repair the assets subject to such casualty or condemnation event, then the amount of the prepayment required to be made under this Section 2.12(b) on account of such Mandatory Prepayment Event shall be reduced by the amount of the Net Proceeds specified by the Company in such notice as intended to be so applied; provided that if any such Net Proceeds have not been so applied, or committed to be applied under one or more legally binding agreements, by the end of such 180-day period, then, not later than the last day of such 180-day period, the Company shall provide to the Agent written notice thereof and on the first Domestic Business Day following the end of such 180-day period, the Company shall prepay Loans in an amount equal to such Net Proceeds that have not been so applied (or the aggregate amount of the Loans then outstanding, if less).

(c)                     Upon receipt of a notice of prepayment pursuant to this Section 2.12, the Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Company.

Section 2.13.  General Provisions as to Payments.  (a) The Company shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01, without set-off or counterclaim.  The Agent will promptly distribute to each Lender its ratable share of each such payment received by the Agent for the account of the Lenders.  Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)      Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Company shall not have so made such payment, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

Section 2.14.  Funding Losses.  If the Company makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to a different type of Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto or if the Company fails to borrow, prepay, convert or continue any Euro-Dollar Loans after notice has been given to any Lender in accordance with Section 2.04(a), 2.08(c) or 2.12(c), the Company shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.15.  Computation of Interest and Fees.  Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.16.  Regulation D Compensation.  Each Lender may require the Company to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate.  Any Lender wishing to require payment of such additional interest (x) shall so notify the Company and the Agent, in which case such additional interest on the Euro-Dollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Company at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section 2.16.

Section 2.17.  [Reserved].

Section 2.18.  [Reserved].

Section 2.19.  [Reserved].

Section 2.20.  Defaulting Lenders; Affected Lenders.

(a)                     If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)                    fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.09(a);

(ii)                the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification permitted to be effected by the Required Lenders pursuant to Section 9.05);

(iii)            [Reserved]; and

(iv)            [Reserved].

(b)                    Notwithstanding any contrary provision in this Agreement, the Company may (i) (A) prepay, without penalty or premium (but subject to Section 2.14), the Loans made by an Affected Lender and (B) terminate the Commitment of an Affected Lender, in each case, (x) without pro rata prepayment of Loans of other Lenders or pro rata termination of Commitments of other Lenders and (y) upon not less than two Business Days’ prior notice to the Agent (which will promptly notify the Lenders thereof) or (ii) replace the Affected Lender in accordance with Section 8.06(b), it being understood that such prepayment and termination, or such replacement, will not be deemed to be a waiver or release of any claim the Company or the Agent may have against such Affected Lender.

(c)                     [Reserved].

(d)                    Nothing in this Section 2.20 shall affect any rights or remedies the Company may have against any Defaulting Lender.

ARTICLE 3

CONDITIONS

Section 3.01.  Conditions Precedent to Effective Date.  This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

(a)                     receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

(b)                    receipt by the Agent of all documents the Agent may reasonably request relating to the existence and good standing of the Company, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent;

(c)                     receipt by the Agent and the Arranger of all fees, reasonable out-of-pocket expenses and other compensation due and required to be reimbursed or paid on the Effective Date under this Agreement, the Commitment Letter or the Fee Letter, including to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or thereunder;

(d)                    receipt by the Agent of (i) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of (A) the Company as of September 30, 2016, September 30, 2015 and September 30, 2014 for the fiscal years then ended and (B) the Acquired Entity as of December 31, 2015, December 31, 2014 and December 31, 2014 for the fiscal years then ended and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Company and the Acquired Entity for each subsequent fiscal quarter ended at least 45 days before the Effective Date;

(e)                     receipt by the Agent of (i) a pro forma condensed combined balance sheet and related pro forma condensed combined income statement of the Company as of and for the twelve-month period ending on September 30, 2016, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), (ii) Company-prepared projections (including a summary income statement and cash flow statement) for the three fiscal years ending September 30, 2017, September 30, 2018 and September 30, 2019 and a summary capitalization table as of September 30, 2016, in each case on a pro forma basis and substantially in the form shown to the Agent prior to the date of the Commitment Letter and (iii) a sources and uses table for the Transactions;

(f)                      receipt by the Agent of (i) an opinion of the General Counsel of the Company, covering such matters as the Agent may reasonably request, and (ii) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, covering such matters as the Agent may reasonably request;

(g)                     receipt by the Agent of all documentation and other information reasonably requested by the Agent and the Lenders at least three Domestic Business Days prior to the Effective Date that are required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act; and

(h)                    receipt by the Agent of a certificate, dated the Effective Date and signed by a duly authorized officer of the Company, either (i) setting forth the Net Proceeds received by the Company or any of its Subsidiaries from any Mandatory Commitment Reduction Event that shall have occurred after the Acquisition Agreement Date and on or prior to the Effective Date (in which case the Commitments shall be automatically and permanently reduced on the Effective Date in the amount of such Net Proceeds in accordance with Section 2.11(b)) or (ii) confirming that no such Net Proceeds have been received.

The Agent shall promptly notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02.  Conditions Precedent to Closing Date.  The obligation of each Lender to make its Loan on the occasion of the Borrowing is subject to the satisfaction (or waiver in accordance with Section 9.05) of the following conditions:

(a)                     the Effective Date shall have occurred;

(b)                    receipt by the Agent of the Notice of Borrowing as required by Section 2.02;

(c)                     receipt by the Agent of a certificate, substantially in the form of Exhibit D, dated the Closing Date and signed by the chief financial officer of the Company, certifying that the Company and its Subsidiaries, on a consolidated and pro forma basis after giving effect to the Transactions, are Solvent;

(d)                    receipt by the Agent and the Arranger of all fees, reasonable out-of-pocket expenses and other compensation due and required to be reimbursed or paid on the Closing Date under this Agreement, the Commitment Letter or the Fee Letter, including to the extent invoiced at least three Domestic Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or thereunder;

(e)                     receipt by the Agent of a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, confirming compliance with the conditions precedent set forth in clauses (f), (g), (h) and (i) of this Section 3.02;

(f)                      the fact that the Acquisition shall be consummated substantially concurrently with the Borrowing, in accordance with the Acquisition Agreement (without any amendment, modification or waiver thereof or any consent thereunder which is adverse in any material respect to the Lenders, as reasonably determined by the Agent, without the consent of the Agent (such consent not to be unreasonably withheld or delayed) (it being agreed that any reduction in the amount of the Acquisition consideration shall not be deemed to be a modification which is adverse in a material respect to the Lenders if (i) such decrease is in the aggregate less than 10% of the Acquisition consideration or (ii) the Commitments are reduced on a dollar-for-dollar basis by the amount of such decrease in the Acquisition consideration));

(g)                     the fact that, immediately before and after giving effect to the Transactions, no Event of Default under Section 6.01(a), (f) or (g) shall have occurred and be continuing on the date of the Borrowing;

(h)                    the fact that (i) the Acquisition Agreement Representation Condition shall not have occurred and be continuing and (ii) each of the Specified Representations shall be true and correct in all material respects, in each case immediately before and after giving effect to the Transactions on and as of the date of the Borrowing (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the same shall be true and correct in all respects; and

(i)                        the fact that there shall not have occurred, since the Acquisition Agreement Date, any Acquired Entity Material Adverse Effect.

The Agent shall promptly notify the Company and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants that:

Section 4.01.  Corporate Existence and Power.  The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and (ii) has all corporate powers and will have on and as of the Effective Date and the Closing Date all governmental licenses, authorizations, consents and approvals required to carry on its business, except to the extent the failure to have any such licenses, authorizations, consents or approvals does not have, and would not reasonably be expected to have, a material adverse effect on the business or consolidated financial position of the Company and its Consolidated Subsidiaries, considered as a whole.

Section 4.02.  Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by the Company of this Agreement and the Notes (i) are within the Company’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any Governmental Authority, (iv) do not contravene any provision (x) of applicable law or regulation or (y) of the certificate of incorporation or by-laws of the Company and (v) do not contravene, or constitute a default under, any debt instrument known to the Company to be binding upon it, except with respect to clauses (iii), (iv)(x) and (v), to the extent such failure does not have, and would not reasonably be expected to have, a material adverse effect on the business or consolidated financial position of the Company and its Consolidated Subsidiaries, considered as a whole.

Section 4.03.  Binding Effect.  This Agreement constitutes a valid and binding agreement of the Company and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Company, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.04.  Financial Information.  (a) The Company has furnished to the Agent the consolidated balance sheet and the related consolidated statement of income, stockholder’s equity and cash flows (i) of the Company as of September 30, 2016, September 30, 2015 and September 30, 2014 for the fiscal years then ended and (ii) of the Acquired Entity as of December 31, 2015, December 31, 2014 and December 31, 2013 for the fiscal years then ended, in each case reported on by independent public accountants.  Such financial statements of the Company referred to in subsection (a)(i) of this Section 4.04 fairly present, in all material respects, in conformity with GAAP, the financial position of the Company as of such dates and its results of operations and cash flows for such fiscal years.  The Company has no actual knowledge that such financial statements of the Acquired Entity referred to in subsection (a)(ii) of this Section 4.04 do not fairly present, in all material respects, in conformity with

GAAP, the financial position of the Acquired Entity as of such dates and its results of operations and cash flows for such fiscal years.

(b)                    The Company has furnished to the Agent the unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flows of each of the Company and the Acquired Entity, for each fiscal quarter subsequent to (i) with respect to the Company, September 30, 2016 and (ii) with respect to the Acquired Entity, December 31, 2015, and in each case ended at least 45 days prior to the Effective Date.  Such financial statements of the Company fairly present, in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a)(i) of this Section 4.04, the financial position of the Company as of such dates and their results of operations and cash flows for such three month period (subject to the absence of footnotes and normal year-end adjustments).  The Company has no actual knowledge that such financial statements of the Acquired Entity referred to in subsection (b)(ii) of this Section 4.04 do not fairly present, in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a)(ii) of this Section 4.04, the financial position of the Acquired Entity as of such dates and its results of operations and cash flows for such fiscal period  (subject to the absence of footnotes and normal year-end adjustments).

(c)                     The projections furnished to the Agent pursuant to Section 3.01(e)(ii) have been prepared in good faith by the Company and based on assumptions believed by the Company to be reasonable as of the date of the preparation of such projections, and the pro forma balance sheet furnished to the Agent pursuant to Section 3.01(e)(i) presents fairly in all material respects on a pro forma basis the estimated consolidated financial position of the Company as at September 30, 2016, assuming that the Transactions had actually occurred at such date.

(d)                    As of the Effective Date, there has been no material adverse change in the financial condition, business or operations of the Company since September 30, 2016, unless and to the extent disclosed in the Company’s quarterly reports on Form 10-Q, as filed with the Commission.

Section 4.05.  Litigation.  As of the Effective Date, except as disclosed in the Company’s annual report for 2016 on Form 10-K and any subsequent quarterly report on Form 10-Q filed by the Company with the Commission prior to the date hereof, there is no action, suit or proceeding pending against, or to the knowledge of the Company any pending investigation or threatened suit, proceeding or investigation against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any Governmental Authority, in which there is a reasonable probability of an adverse decision which would reasonably be expected to materially adversely affect the business or consolidated financial position of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or the Notes.

Section 4.06.  Environmental Matters.  As of the Effective Date, expenditures by the Company and its Consolidated Subsidiaries for environmental capital investment and remediation necessary to comply with present Environmental Laws and other expenditures for the resolution of existing environmental claims known to the Company are not expected by management of the Company to have a material adverse effect on the financial condition, business or operations of the Company and its Consolidated Subsidiaries, taken as a whole.

Section 4.07.  Investment Company Act.  The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.08.  Compliance with Certain Laws.  The Company and its Subsidiaries are in compliance, in all material respects, with (a) sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. State Department, the United Nations Security Council, the European Union and Her Majesty’s Treasury (collectively, “Sanctions”), (b) all applicable anti-money laundering and counter-terrorist financing laws and regulations, including applicable provisions of the Bank Secrecy Act, as amended by Title III of the Patriot Act and (c) the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and all other applicable anti-corruption laws.  None of the Company or any of its Subsidiaries nor any director or officer thereof, nor, to the knowledge of the Company, any employee, agent, or affiliate of the Company or its Subsidiaries (i) is, or is controlled or 50% or more owned by one or more Persons that are, listed on any Sanctions-related list of designated Persons or (ii) has a place of business, is organized or resides in a country, region or territory that is the subject of comprehensive Sanctions (currently Crimea, Cuba, Iran, North Korea, Sudan, and Syria) (a “Sanctioned Country”), in the case of clause (ii), except to the extent licensed or otherwise authorized under U.S. law (such Persons described in clauses (i) and (ii) hereof, “Sanctioned Persons”).  The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with Sanctions and applicable anti-corruption laws.

Section 4.09.  Margin Regulations.  No part of the proceeds of the Loans will be used in a manner which would violate, or result in a violation of, Regulation T, U or X.

Section 4.10.  Solvency.  On the Effective Date and on the Closing Date (immediately after giving pro forma effect to the Transactions), the Company and its Subsidiaries, on a consolidated basis, are Solvent.

Section 4.11.  Use of Proceeds.  The Company will not, directly or, to its knowledge, indirectly, use any part of the proceeds of the Loan in violation of FCPA or applicable Sanctions.

ARTICLE 5

COVENANTS

The Company agrees that, so long as any Lender has any Commitment hereunder or any Loan remains outstanding or any amount payable hereunder remains unpaid:

Section 5.01.  Information.  The Company will deliver to each of the Lenders:

(a)                     within 120 days after the end of each fiscal year of the Company, the Company’s Annual Report to Shareowners and annual report on Form 10-K for such fiscal year, as filed with the Commission;

(b)                    within 60 days after the end of each of the first three quarters of each fiscal year of the Company, the Company’s quarterly report on Form 10-Q for such fiscal quarter, as filed with the Commission;

(c)                     simultaneously with the delivery of each set of financial statements referred to in clause (a) or (b), a certificate of the chief financial officer, the treasurer or the controller of the Company (i) stating whether any Default exists on the date of such financial statements and (ii) setting forth a calculation of compliance with the covenant contained in Section 5.05;

(d)                    within 10 days after the chief financial officer, the treasurer or the controller of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, the treasurer or the controller of the Company setting forth the details thereof;

(e)                     promptly upon the filing thereof, copies of all reports on Form 8-K (or its equivalent) which the Company shall have filed with the Commission; and

(f)                      from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Agent, at the request of any Lender, may reasonably request.

Any of the delivery requirements relating to financial information or other reports set forth in this Section 5.01 may be satisfied, and no additional delivery shall be required hereunder with respect thereto, to the extent that such information or report is publicly available via the Commission’s EDGAR system or another publicly available reporting system or website accessible by the Agent and the Lenders and the Company has advised the Agent of the filing or posting thereof.

Section 5.02.  Maintenance of Existence.  The Company will preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of business, except, with respect to such rights, privileges and franchises, to the extent any failure to do so would not reasonably be expected to result in a material adverse effect on the business or consolidated financial position of the Company and its Consolidated Subsidiaries, considered as a whole; provided that nothing in this Section 5.02 shall prohibit a merger or consolidation permitted by Section 5.06.

Section 5.03.  Compliance with Laws.  The Company will comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, environmental laws and ERISA and the rules and regulations thereunder) except where (a) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (b) non-compliance would not, in the reasonable judgment of the Company, have a material adverse effect on the financial condition, business or operations of the Company and its Consolidated Subsidiaries, considered as a whole.

Section 5.04.  Use of Proceeds.  (a) The proceeds of the Loans will be used by the Company solely to pay a portion of the consideration in connection with the Acquisition and to pay fees and expenses incurred in connection with the Transactions.  None of such proceeds will be used in violation of Regulation T, U or X.

(b)                    None of the Company or any of its Subsidiaries will directly or (to the Company’s knowledge) indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing activities or businesses of or with any Person, that is, at the time of such financing, a Sanctioned Person, or in any country, region or territory that is, at the time of such financing, a Sanctioned Country, in each case, except to the extent permissible for a Person required to comply with Sanctions.  No part of the proceeds of the Loans shall be used by the Company, directly or (to the Company’s knowledge) indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any other applicable anti-corruption laws.

Section 5.05.  Debt to Capitalization.  The Debt to Total Capitalization Ratio will at no time exceed 68%.

Section 5.06.  Mergers, Consolidations and Sales of Assets.  (a) The Company shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless

(i)                        the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States or any State or the District of Columbia, and shall expressly assume, in form satisfactory to the Agent, the due and punctual payment of the principal of and interest, if any, on all the Loans and the performance of every covenant of this Agreement on the part of the Company to be performed or observed;

(ii)                    immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iii)                the Company shall have delivered to the Agent a certificate of a duly authorized officer of the Company and an opinion of legal counsel to the Company (which shall be reasonably acceptable to the Agent), each stating that such consolidation, merger, conveyance or transfer complies with this Section 5.06(a) and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)                    Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety in accordance with Section 5.06(a), the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor corporation had been named as the Company herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Agreement and the Notes and may be liquidated and dissolved.

(c)                     If, upon any consolidation or merger of the Company with or into any corporation, or upon the conveyance or transfer by the Company of its properties and assets substantially as an entirety in accordance with Section 5.06(a) to any Person, any Principal Property owned by the Company or a Restricted Subsidiary immediately prior thereto would thereupon become subject to any Lien not permitted by Section 5.07, the Company will, prior to such consolidation, merger, conveyance or transfer, secure the obligations of the Company hereunder (equally and ratably with any other Debt of the Company then entitled to be so secured) by a direct Lien on such Principal Property, together with any other properties and assets of the Company or of any such Restricted Subsidiary, whichever shall be the owner of any such Principal Property, which would thereupon become subject to any such Lien, prior to all Liens other than any theretofore existing thereon.

Section 5.07.  Limitations on Liens.  The Company shall not at any time create, incur, assume or suffer to exist, and shall not cause, suffer or permit a Restricted Subsidiary to create, incur, assume or suffer to exist, any Secured Debt without making effective provision (and the Company covenants that in such case it will make or cause to be made effective provision) whereby the obligations of the Company hereunder shall be secured equally and ratably with such Secured Debt, so long as such Secured Debt shall exist; provided, however, that this Section 5.07 shall not prevent any of the following:

(a)                     (i) any Lien on any property hereafter acquired (including acquisition through merger or consolidation) or constructed by the Company or a Restricted Subsidiary and created contemporaneously with, or within twelve months after, such acquisition or the completion of construction to secure or provide for the payment of all or any part of the purchase price of such property or the cost of construction thereof, as the case may be; (ii) any mortgage on property (including any unimproved portion of partially improved property) of the Company or a Restricted Subsidiary created within twelve months of completion of construction of a new plant or plants on such property to secure all or part of the cost of such construction; or (iii) the acquisition of property subject to any Lien upon such property existing at the time of acquisition thereof, whether or not assumed by the Company or such Restricted Subsidiary;

(b)                    Liens on capital stock hereafter acquired by the Company or any Restricted Subsidiary existing at the time of the acquisition thereof; provided that the aggregate cost to the Company and its Restricted Subsidiaries of all capital stock subject to such Liens does not exceed 10% of Shareowners’ Equity;

(c)                     any Lien securing Debt of a corporation which is a successor to the Company to the extent permitted by Section 5.06; or securing Debt of a Restricted Subsidiary outstanding at the time it became a Restricted Subsidiary; or securing Debt of any Person outstanding at the time it is merged with, or all or substantially all of its properties are acquired by, the Company or any Restricted Subsidiary; provided that such Lien does not extend to any other properties of the Company or any Restricted Subsidiary; or existing on the property or on the outstanding shares or Debt of a corporation at the time it becomes a Restricted Subsidiary; or created, incurred or assumed in connection with any industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and any Federal, State or municipal government or other governmental body or agency;

(d)                    any Lien created in connection with any extension, renewal or refunding (or successive extensions, renewals or refundings), in whole or in part, of any Debt secured by a Lien permitted by the foregoing provisions of this Section 5.07 upon the same property theretofore subject thereto (plus improvements on such property); provided that the amount of such Debt outstanding at that time shall not be increased;

(e)                     Liens or deposits made in connection with contracts (which term includes subcontracts under such contracts) with or made at the request of the United States or any department or agency thereof, insofar as such Liens or deposits relate to property manufactured, installed or constructed by or to be supplied by, or property furnished to, the Company or a Restricted Subsidiary pursuant to, or to enable the performance of, such contracts, or property the manufacture, installation, construction or acquisition of which is financed pursuant to, or to enable the performance of, such contracts; or deposits or Liens, made pursuant to such contracts, of or upon moneys advanced or paid pursuant to, or in accordance with the provisions of, such contracts, or of or upon any materials or supplies acquired for the purpose of the performance of such contracts; or the assignment or pledge, to the extent permitted by law, of the right, title and interest of the Company or a Restricted Subsidiary in and to any such contract, or in and to any payments due or to become due thereunder, to secure Debt incurred for funds or other property supplied, constructed or installed for or in connection with the performance by the Company or such Restricted Subsidiary of its obligations under such contracts;

(f)                      mechanics’, materialmen’s, carriers’ or other like Liens, and pledges or deposits made in the ordinary course of business to obtain the release of any such Liens or the release of property in the possession of a common carrier; good faith deposits in connection with tenders, leases of real estate or bids or contracts (other than contracts involving the borrowing of money); pledges or deposits to secure public or statutory obligations; deposits to secure (or in lieu of) surety, stay, appeal or customs bonds; and deposits to secure the payment of taxes, assessments, customs duties or other similar charges;

(g)                     any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege or license, or to enable the Company or a Restricted Subsidiary to maintain self-insurance or to participate in any arrangements established by law to cover any insurance risks or in connection with workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters;

(h)                    any Liens for taxes, assessments or other governmental charges or levies not at the time due, or the validity of which is being contested in good faith;

(i)                        judgment Liens, so long as the finality of such judgment is being contested in good faith and execution thereon is stayed;

(j)                        easements or similar encumbrances, the existence of which does not impair the use of the property subject thereto for the purposes for which it is held or was acquired;

(k)                    the landlord’s interest under any lease of property;

(l)                        leases granted to others in the ordinary course of business;

(m)                Sale and Lease-Back Transactions to the extent permitted by Section 5.08; and

(n)                    contracts for the manufacture, construction, installation or supply of property, products or services providing for a Lien upon advance, progress or partial payments made pursuant to such contracts and upon any material or supplies acquired, manufactured, constructed, installed or supplied in connection with the performance of such contracts to secure such advance, progress or partial payments.

Notwithstanding the foregoing provisions of this Section 5.07, the Company and any one or more Restricted Subsidiaries may create, incur, assume or suffer to exist Secured Debt which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Secured Debt of the Company and its Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Secured Debt permitted under clauses (a) through (n) above) and the aggregate value of the Sale and Lease-Back Transactions (as defined in Section 5.08) in existence at such time (not including Sale and Lease-Back Transactions the proceeds of which have been or will be applied in accordance with clause (ii) of Section 5.08), does not at the time exceed 10% of Shareowners’ Equity.

Section 5.08.  Limitations on Sale and Lease-Back.  The Company will not, and will not permit any Restricted Subsidiary to, sell or transfer (except to the Company or one or more Restricted Subsidiaries, or both) any Principal Property owned by it and which has been in full operation for more than 180 days prior to such sale or transfer with the intention (a) of taking back a lease on such property, except a lease for a temporary period (not exceeding 36 months) and (b) that the use by the Company or such Restricted Subsidiary of such property will be discontinued on or before the expiration of the term of such lease (any such transaction being herein referred to as a “Sale and Lease-Back Transaction”), unless:

(i)                        the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of Section 5.07 hereof, to incur Secured Debt equal in amount to the amount realized or to be realized upon such sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the Loans; or

(ii)                    the Company or a Restricted Subsidiary shall, within 180 days of the effective date of any such transaction, apply an amount equal to the value of the property so leased (x) to the retirement (other than any mandatory retirement) of Consolidated Funded Debt or Debt then outstanding of the Company or any Restricted Subsidiary that was Funded Debt at the time it was created (other than Consolidated Funded Debt or such other Debt owned by the Company or any Restricted Subsidiary) or (y) to the

purchase of Principal Property having a value at least equal to the value of such property; provided, however, that the amount to be so applied pursuant to the preceding clause (x) or (y) shall be reduced by (A) the principal amount of any Loans repaid within 180 days of the effective date of any such transaction and (B) the principal amount of Consolidated Funded Debt or Debt that was Funded Debt at the time it was created (other than Loans) retired by the Company or a Restricted Subsidiary within 180 days of the effective date of any such transaction; or

(iii)                          the Sale and Lease-Back Transaction involved was an industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and any Federal, State or municipal government or other governmental body or agency.

The term “value” shall mean, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of  (x) the net proceeds of the sale of the property leased pursuant to such Sale and Lease-Back Transaction or (y) the fair value of such property at the time of entering into such Sale and Lease-Back Transaction, as determined by the board of directors of the Company (or a duly authorized committee thereof), in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

Section 5.09.  Limitations on Change in Subsidiary Status.  The Company may designate any Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, subject to the provisions set forth below:

(a)                     the Company will not permit any Subsidiary to be designated as an Unrestricted Subsidiary unless at the time of such designation the Subsidiary so designated does not own, directly or indirectly, any capital stock of any Restricted Subsidiary or any Funded Debt or Secured Debt of the Company or any Restricted Subsidiary;

(b)                    the Company will not permit any Restricted Subsidiary to be designated as, or otherwise to become, an Unrestricted Subsidiary unless immediately after such Restricted Subsidiary becomes an Unrestricted Subsidiary, no Default shall exist;

(c)                     the Company will not permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless immediately after such Unrestricted Subsidiary becomes a Restricted Subsidiary, no Default shall exist; and

(d)                    promptly after the designation of any Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, there shall be filed with the Agent, a certificate of a duly authorized officer of the Company stating that the provisions of this Section 5.09 have been complied with in connection with such designation.

ARTICLE 6

DEFAULTS

Section 6.01.  Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)                     the Company shall fail to pay when due any principal of any Loan, or shall fail to pay within 10 days of the due date thereof any interest on any Loan, any fees or any other amount payable hereunder;

(b)                    the Company shall fail to observe or perform any covenant or agreement contained in Article 5 for 90 days after notice thereof has been given to the Company by the Agent at the request of any Lender;

(c)                     any representation or warranty made by the Company (i) in Article 4 or (ii) pursuant to Section 3.02 on the date of the Borrowing shall prove to have been incorrect in any material respect when made (or deemed made);

(d)                    the Company or any of its Subsidiaries shall fail to pay the principal of or interest on Material Debt when due, or within any applicable grace period, in accordance with the instrument or agreement under which the same was created;

(e)                     any event or condition shall occur (including failure to pay principal or interest) which results in the acceleration of the maturity of Material Debt, other than (i) Debt that becomes due as a result of the voluntary transfer of assets securing such Debt and (ii) prepayments of Debt which are mandatory under the terms of the documentation governing such Debt by reason of the receipt of net cash proceeds of other Debt, of dispositions (including, without limitation, as the result of casualty events and governmental takings) or of equity issuances or by reason of excess cash flow;

(f)                      the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company in an involuntary case under the Federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(g)                     the commencement by the Company of a voluntary case under the Federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action;

then, and in every such event, the Agent shall (i) prior to the Closing Date, if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Company terminate the Commitments and they shall thereupon terminate and (ii) from and after the Closing Date, if requested by Lenders holding more than 50% in aggregate principal amount of the Loans, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that in the case of any of the Events of Default specified in clause (f) or (g) above, without any notice to the Company or any other act by the Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

Section 6.02.  Notice of Default.  The Agent shall give notice to the Company under Section 6.01(b) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE 7

THE AGENT

Section 7.01.  Appointment and Authorization.  Each Lender irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.  Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

Section 7.02.  Agent and Affiliates.  JPMorgan Chase Bank, N.A., in its capacity as a Lender, shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or affiliate of the Company as if it were not the Agent hereunder.

Section 7.03.  Action by Agent.  The obligations of the Agent hereunder are only those expressly set forth herein.  Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04.  Consultation with Experts.  The Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05.  Liability of Agent.   Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Required Lenders or, when expressly required hereby, all the Lenders or (b) in the absence of its own gross negligence or willful misconduct.  Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or the Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith.  The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.06.  Indemnification.  Each Lender shall, ratably in accordance with its Commitment, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees, to the extent acting on behalf of the Agent and to the extent not reimbursed by the Company, against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder or thereunder.

Section 7.07.  Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08.  Successor Agent.  The Agent may resign at any time by giving 30 days’ notice thereof to the Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000.  Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent.  In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time following the occurrence of an Agent Resignation Event and upon or after the end of the Lender Appointment Period notify the Company and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation, which effective date shall be no earlier than three Domestic Business Days after the date of such notice.  Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and the retiring Agent shall be discharged from its duties and obligations as Agent hereunder.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

Section 7.09.  Agent’s Fee.  The Company shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Agent.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01.  Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for any Euro-Dollar Loans:

(a)                     the Agent determines that (i) deposits in dollars (in the applicable amounts) are not generally available in the relevant market for such Interest Period or (ii) reasonable means do not exist for ascertaining the Euro-Dollar Rate, or

(b)                    in the case of Euro-Dollar Loans, Lenders having 50% or more of the aggregate amount of the Commitments advise the Agent that the London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Company and the Lenders, whereupon until the Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto.  Unless the Company notifies the Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which the Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 8.02.  Illegality.  (a) If a Change in Law shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, shall be suspended.  Before giving any notice to the Agent pursuant to this Section 8.02, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

(b)                    If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day.  Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Lenders.

Section 8.03.  Increased Cost and Reduced Return.  (a) If a Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender to be material, then, so long as such Lender generally requires similar obligors under other credit facilities of this type made available by such Lender to similarly so compensate such Lender, within 15 days after demand by such Lender (with a copy to the Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)                    If any Lender shall have determined that a Change in Law has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, so long as such Lender generally requires similar obligors under other credit facilities of this type made available by such Lender to similarly so compensate such Lender, within 15 days after demand by such Lender (with a copy to the Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c)                     If a Change in Law shall subject any Lender to any taxes (other than Indemnified Taxes and Taxes described in clauses (a) through (e) of the definition of Excluded Taxes) on its loans, loan principal, commitments, or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, so long as such Lender generally requires similar obligors under other credit facilities of this type made available by such Lender to similarly so compensate such Lender, within 15 days after demand by such Lender (with a copy to the Agent), the Company will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(d)     Each Lender will promptly notify the Company and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 8.03 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate of any Lender claiming compensation under this Section 8.03 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Notwithstanding the foregoing subsections of this Section 8.03, the Company shall only be obligated to compensate any Lender for any amount arising or accruing during (i) any time or period commencing not more than 90 days prior to the date on which such Lender notifies the Agent and the Company that it proposes to demand such compensation and identifies to the Agent and the Company the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other such basis, such Lender did not know that such amount would arise or accrue.

(e)                     Failure or delay on the part of any Lender to demand compensation pursuant to this Section 8.03 shall not constitute a waiver of such Lender’s right to demand such compensation, as the case may be; provided that the Company shall not be required to compensate a Lender pursuant to this Section 8.03 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 8.04.  Taxes.

(a)                     Any and all payments by the Company to or for the account of any Lender or the Agent under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (collectively, “Taxes”), except as required by applicable law.  If the Company or the Agent (the “Withholding Agent”) shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or the Agent, (i) if such Taxes are Indemnified Taxes, the sum payable by the Company shall be increased as necessary so that after making such deductions (including such deductions applicable to additional sums payable under this Section 8.04) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been required; (ii) such Withholding Agent shall make such deductions; (iii) such Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the Withholding Agent is the Company, the Company shall furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof or other evidence satisfactory to the Agent.

(b)                    In addition, except to the extent attributable to a transfer under Section 9.06, the Company agrees to pay any present or future stamp or documentary Taxes and any other excise or property Taxes, or charges or similar levies which arise from any payment made under any Loan Document or from the execution or delivery of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)                     The Company agrees to indemnify each Lender and the Agent for the full amount of Indemnified Taxes or Other Taxes (including, without limitation, any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, the Company shall not be obligated to indemnify any party hereunder pursuant to this Section 8.04 for penalties, interest or similar liabilities arising therefrom or with respect thereto to the extent such penalties, interest or similar liabilities are attributable to the gross negligence or willful misconduct by such party.  This indemnification shall be paid within 15 days after such Lender or the Agent (as the case may be) makes written demand therefor.

(d)                    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 8.04(e), (f), (g) and (h) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e)                     Without limiting the foregoing, at the times indicated herein, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Company and the Agent with duly and accurately executed originals of Internal Revenue Service form W-8BEN, W-8BEN-E, W-8IMY (accompanied by a form W-8ECI, W-8BEN, W-8BEN-E, W-9 or other certification documents from each beneficial owner, as applicable) or W-8ECI (in each case accompanied by any statements which may be required under applicable Treasury regulations), as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying (if applicable) that such Lender is entitled to receive payments under this Agreement (i) without deduction or withholding of any United States federal income Taxes or (ii) subject to a reduced rate of United States federal withholding Tax, unless, in each case of clause (i) and (ii) of this Section 8.04(e), an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or which would prevent the Lender from duly completing and delivering any such form with respect to it and the Lender advises the Company and the Agent that it is not capable of receiving payments subject to a reduced rate of United States withholding tax or without any deduction or withholding of such Taxes.  Such forms shall be provided (x) on or prior to the date of the Lender’s execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof, and on or prior to the date on which it becomes a Lender in the case of each other Lender, and (y) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by the Lender.  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding Tax rate in excess of zero or if at such time such Lender is otherwise subject to a United States interest withholding Tax rate in excess of zero, United States withholding Tax at such rate shall be considered “Excluded Taxes”, except to the extent the assignor of such Lender was entitled, at the time of such assignment, to receive additional amounts from the Company with respect to such withholding Taxes pursuant to Section 8.04(a).  In addition, to the extent that for reasons other than a change of treaty, law or regulation any Lender becomes subject to an increased rate of United States interest withholding Tax while it is a party to this Agreement, United States withholding Tax at such increased rate shall be considered “Excluded Taxes”.

(f)                      Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Company and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Agent), duly and accurately executed originals of Internal Revenue Service form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is not subject to U.S. Federal backup withholding Tax.  For the avoidance of doubt, such Tax is an “Excluded Tax”.

(g)                     If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company or the Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this Section 8.04(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not included in the definition of FATCA.

(h)                    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so.

(i)                        For any period with respect to which a Lender organized under the laws of a jurisdiction outside the United States has failed to provide the Company and the Agent with the appropriate form pursuant to Section 8.04(e) (unless such failure is excused by the terms of Section 8.04(e)), such Lender shall not be entitled to indemnification under Section 8.04(a) or 8.04(c) with respect to Taxes imposed by the United States.

(j)                        Each Lender shall severally indemnify the Agent for any Taxes and Excluded Taxes (but only to the extent that the Company has not already indemnified the Agent for such Taxes and Excluded Taxes and without limiting or expanding the obligation, if any, of the Company to do so), in each case attributable to such Lender that are paid or payable by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto.  This indemnification shall be made within 15 days from the date the Agent makes demand therefor.

(k)                    Each party’s obligations under this Section 8.04 shall survive any assignment of rights by, or the replacement of, a Lender, the resignation or replacement of the Agent, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document, subject to Section 8.03(d).

(l)                        If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 8.04, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the

Company under this Section 8.04 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses with respect to such refund of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that in no event will the Agent or the Lender be required to pay the Company any amount pursuant to this Section 8.04(l) which would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid; provided, further, that the Company, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 8.04(l) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

Section 8.05.  Base Rate Loans Substituted for Affected Euro-Dollar Loans.  If (a) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (b) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Company shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Agent, have elected that the provisions of this Section 8.05 shall apply to such Lender, then, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders).  If such Lender notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

Section 8.06.  Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 8.03, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.04, then such Lender will designate a different Applicable Lending Office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or Section 8.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                    If any Lender requests compensation under Section 8.03, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.04, or if any Lender becomes a Defaulting Lender or an Affected Lender or invokes Section 8.02, or if any Lender shall refuse to consent to any waiver, amendment or other modification that would otherwise require such Lender’s consent but to which the Required Lenders have consented, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06), all its interests, rights and obligations under this Agreement (other than its existing rights under Sections 8.03 and 8.04) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) in the case of any such assignment to a Person that is not a Lender, the Company shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or 8.04, such assignment will result in a reduction in such compensation or payment.

ARTICLE 9

MISCELLANEOUS

Section 9.01.  Notices.  (a)  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party:  (x) in the case of the Company or the Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (y) in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Company.  Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section 9.01 and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section 9.01 and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section 9.01; provided that notices to the Agent under Article 2 or Article 8 shall not be effective until received.

(b)                    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Agent and the applicable Lender.  The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 9.02.  No Waivers.  No failure or delay by the Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03.  Expenses; Indemnification.  (a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Agent, limited in the case of counsel to the reasonable fees and disbursements of a single special counsel for the Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and each Lender, limited in the case of counsel to the reasonable fees and disbursements of a single outside counsel for the Agent and the Lenders (and, solely in the case of a conflict of interest, one additional counsel to each group of similarly situated affected Persons), taken as a whole, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)      The Company agrees to indemnify the Agent and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel (but limited, in the case of counsel, to the reasonable attorney’s fees of a single outside counsel for the Indemnitees, taken as a whole, except solely in the case of a conflict of interest, one additional counsel to each group of similarly situated affected Indemnitees), which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of any proceeds of any Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for any liabilities, losses, damages, costs or expenses (i) to the extent resulting from such Indemnitee’s or any of its Related Parties’ gross negligence, bad faith or willful misconduct or material breach by such Indemnitee or by any of its Related Parties of any obligations hereunder, as determined by a court of competent jurisdiction in a final non-appealable judgment, or (ii) to the extent arising from any brought or threatened investigative, administrative or judicial proceeding solely among Indemnitees other than any claims involving the Agent or Arranger in its capacity as such and other than any claims arising out of any act or omission by the Company or any of its Affiliates.  A “Related Party” of an indemnified Person means (1) any controlling Person or controlled affiliate of such indemnified Person, (2) the respective directors, officers or employees of such indemnified Person or any of its controlling Persons or controlled affiliates and (3) the respective agents or representatives of such indemnified Person or any of its controlling Persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such indemnified Person, controlling Person or controlled affiliate.  The Company shall not be liable for any compromise or settlement entered into by an indemnified person without its consent, which consent shall not be unreasonably withheld.  Promptly after the receipt by the indemnified person of notice of its involvement in any investigative, administrative or judicial proceeding, such indemnified person shall, if a claim in respect thereof is to be made against the Company under this indemnification, notify the Company in writing of such involvement, unless prohibited by applicable law or regulations or if requested by any governmental agency or other regulatory authority (including any self-regulatory organization having, or claiming to have, jurisdiction), but failure so to notify the Company shall not relieve the Company from any liability which it may otherwise have to the indemnified person under this indemnification except to the extent that the Company actually suffers prejudice as a result of such failure.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

Section 9.04.  Sharing of Set-offs.  Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to the Loans held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest then due with respect to the Loans held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 9.04 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company other than its indebtedness hereunder.  The Company agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, if acquired pursuant to the foregoing arrangements or if the Company has otherwise received notice of the granting of such participation, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company in the amount of such participation.

Section 9.05.  Amendments and Waivers.  Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall (a) unless signed by each Lender affected by such amendment or waiver, (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for the termination of any Commitment or (b) unless signed by all Lenders (other than a Defaulting Lender), change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Section 9.05 or any other provision of this Agreement.

Section 9.06.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

(b)                    Any Lender may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment, including all or a portion of its Loans at the time owing to it.  In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Company and the Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Company and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Company hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05 without the consent of the Participant.  The Company agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest; provided the Participant complies with the obligations of Sections 8.04(d), (e), (f), (g) and (h) as if it were a Lender (it being understood that the documentation required shall be delivered to the selling Lender and, if required by law for reduced withholding, copies shall be delivered to the Company and the Agent).  An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Internal Revenue Code.  The entries in the Participant Register shall be conclusive absent clearly demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)                     Any Lender may at any time assign to one or more banks or other institutions (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment or Loan of not less than $5,000,000) of its rights and obligations under this Agreement and its Note, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit B hereto executed by such Assignee and such transferor Lender, with (and subject to) the consent of (i) prior to the Closing Date, the Company in its sole discretion; provided that if an Assignee was a Lender immediately before such assignment, no consent of the Company shall be required, and (ii) on and after the Closing Date, the Agent and (so long as no Event of Default exists) of the Company, such consents of the Company and the Agent not to be unreasonably withheld; provided, further, that with respect to any assignment on and after the Closing Date, (x) if an Assignee is an Approved Fund, an affiliate of such transferor Lender or was a Lender immediately before such assignment, no consent of the Company shall be required and (y) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Domestic Business Days after having received notice thereof.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection (c), the Agent shall record in the Register the information relating to such assignment, and the transferor Lender, the Agent and the Company shall make appropriate arrangements so that, if the underlying Note is outstanding, a new Note is issued to the Assignee.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.  In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500.  If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Company and the Agent certification as to exemption from deduction or withholding of any United States federal income Taxes in accordance with Section 8.04.  The Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices in New York a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Company, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                    Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank.  No such assignment shall release the transferor Lender from its obligations hereunder.

(e)                     No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

Section 9.07.  Designated Lenders.  (a) Subject to the provisions of this subsection (a), any Lender may at any time designate an Eligible Designee to provide all or a portion of the Loans to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Company and the Agent consent thereto (which consents shall not be unreasonably withheld).  When a Lender and its Eligible Designee shall have signed an agreement substantially in the form of Exhibit C hereto (a “Designation Agreement”) and the Company and the Agent shall have signed their respective consents thereto, such Eligible Designee shall become a Designated Lender for purposes of this Agreement.  The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Loans to be made by such Designating Lender pursuant to Section 2.01, and the making of such Loans or portion thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Loans or portion thereof were made by the Designating Lender.  As to any Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Lender and (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of such Designated Lender’s obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it.  No additional Note shall be required to evidence the Loans or portion thereof made by a Designated Lender; and the Designating Lender shall be deemed to hold its Note as agent for its Designated Lender to the extent of the Loans or portion thereof funded by such Designated Lender.  Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf.  Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Company nor the Agent shall be responsible for any Designating Lender’s application of such payments.  In addition, any Designated Lender may, with notice to (but without the prior written consent of) the Company and the Agent, (i) assign all or portions of its interest in any Loans to its Designating Lender or to any financial institutions consented to by the Company and the Agent that provide liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Loans or portions thereof made by it and (ii) disclose on a confidential basis pursuant to a confidentiality agreement satisfactory in form and substance to the Company any non-public information relating to its Loans or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender.

(b)                    Each party to this Agreement agrees that it will not institute against, or join any other person in instituting against, any Designated Lender any bankruptcy, insolvency, reorganization or other similar proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full.  The Designating Lender for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender.  This subsection (b) shall survive the termination of this Agreement.

(c)                     Each Lender that designates a Designated Lender to provide all or a portion of the Loans to be made by such Lender pursuant to this Agreement shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Designated Lender and the principal amounts (and stated interest) of each Designated Lender’s interest in the Loans or other obligations under the Loan Documents (the “Designated Lender Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Designated Lender Register to any Person (including the identity of any Designated Lender or any information relating to a Designated Lender’s interest in any commitment, loan, or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or, if different, under Section 871(h) or 881(c) of the Internal Revenue Code.  The entries in the Designated Lender Register shall be conclusive absent clearly demonstrable error, and such Lender shall treat each Person whose name is recorded in the Designated Lender Register as the owner of such Loan for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 9.08.  Collateral.  Each of the Lenders represents to the Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.09.  Governing Law; Submission to Jurisdiction.  This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York; provided that each of (i) the interpretation of the definition of Acquired Entity Material Adverse Effect and the determination of whether there shall have occurred an Acquired Entity Material Adverse Effect, (ii) the occurrence of the Acquisition Agreement Representation Condition (including whether as a result thereof the Company or its applicable affiliate has the right or would have had the right to terminate its obligations (or the right not to consummate the Acquisition) under the Acquisition Agreement) and (iii) the determination of whether the Acquisition has been consummated as contemplated by the Acquisition Agreement, shall be determined in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.  The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.10.  Counterparts; Integration.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and, except as expressly provided in the Commitment Letter or in the Fee Letter, supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.11.  Waiver of Jury Trial.  EACH OF THE COMPANY, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12.  Confidentiality.  Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their affiliates’ directors, officers, employees, third party service providers and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the Agent or such Lender, to the extent practicable and so long as it is permitted by law or applicable regulatory authority and except in connection with any request as part of a regulatory examination or audit, agrees to inform the Company promptly thereof), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Agent or such Lender, to the extent practicable and so long as it is permitted by law or applicable regulatory authority and except in connection with any order or request as part of a regulatory examination or audit, agrees to inform the Company promptly thereof), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.12), (g) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issues with respect to such Lender, (h) with the consent of the Company or (i) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.12.  For the purposes of this Section 9.12, “Information” means all information received directly or indirectly from the Company relating to the Company or its business, other than any such information that is available to the Agent or any Lender on a non-confidential basis and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13.  USA Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act.

Section 9.14.  No Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees, and acknowledges its affiliates’ understanding that (i)(A) the arranging and other services regarding this Agreement provided by the Agent and the Lenders (and any provided by the Arranger) (as used in this paragraph “Agent and Lender Parties”) are arm’s-length commercial transactions between the Company and its affiliates, on the one hand, and the Agent and Lender Parties, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) each of the Agent and Lender Parties is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its affiliates, or any other Person and (B) none of the Agent and Lender Parties has any obligation to the Company or any of its affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and Lender Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its affiliates, and none of the Agent and Lender Parties has any obligation to disclose any of such interests to the Company or any of its affiliates.  To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Agent and Lender Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.15.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                        a reduction in full or in part or cancellation of any such liability;

(ii)                    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.16.  Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.  Each Lender agrees to notify the Company and the Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROCKWELL COLLINS, INC.

By:	/s/ Douglas E. Stenske
Name:	Douglas E. Stenske
Title:	Vice President, Treasurer & Risk Management
Address:	400 Collins Rd NE Cedar Rapids, IA 52498
Telecopy:	319-295-0020

[Signature Page to Rockwell Collins Bridge Credit Agreement]

JPMORGAN CHASE BANK N.A., as Agent and as a Lender

By:	/s/ Robert P. Kellas
Name:	Robert P. Kellas
Title:	Executive Director
Address:	JPMorgan Chase Bank, N.A. JPMorgan Loan Services 500 Stanton Christiana Road NCC 5, 1st Floor Newark, DE 19713
Attention:	Loan and Agency Services Group
Telecopy:	(302) 634-4250 (302) 634-1890

[Signature Page to Rockwell Collins Bridge Credit Agreement]

CITIBANK N.A., as a Lender

By:	/s/ Brian Reed
Name:	Brian Reed
Title:	Managing Director

[Signature Page to Rockwell Collins Bridge Credit Agreement]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Nathan R. Rantala
Name:	Nathan R. Rantala
Title:	Director

[Signature Page to Rockwell Collins Bridge Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Mark Koneval
Name:	Mark Koneval
Title:	Managing Director

By:	/s/ Gordon Yip
Name:	Gordon Yip
Title:	Director

[Signature Page to Rockwell Collins Bridge Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Authorized Signatory

[Signature Page to Rockwell Collins Bridge Credit Agreement]

HSBC BANK USA, NA as a Lender

By:	/s/ Matthew W McLaurin
Name:	Matthew W McLaurin
Title:	Director

[Signature Page to Rockwell Collins Bridge Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Brandon Bouchard
Name:	Brandon Bouchard
Title:	Senior Credit Associate

[Signature Page to Rockwell Collins Bridge Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Thomas J. Sterr
Name:	Thomas J. Sterr
Title:	Authorized Signatory

[Signature Page to Rockwell Collins Bridge Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ James N. DeVries
Name:	James N. DeVries
Title:	Senior Vice President

[Signature Page to Rockwell Collins Bridge Credit Agreement]

KeyBank National Association, as a Lender

By:	/s/ Matthew J. Bradley
Name:	Matthew J. Bradley
Title:	Vice President

[Signature Page to Rockwell Collins Bridge Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ Thomas Parrott
Name:	Thomas Parrott
Title:	Managing Director

[Signature Page to Rockwell Collins Bridge Credit Agreement]

The Royal Bank of Scotland plc, as a Lender

By:	/s/ Simon Hamill
Name:	Simon Hamill
Title:	Director

[Signature Page to Rockwell Collins Bridge Credit Agreement]

SCHEDULE 1.01

COMMITMENT SCHEDULE

Institution	Commitment Amount
JPMorgan Chase Bank, N.A.	$1,087,500,000
Citibank, N.A.	$671,250,000
Wells Fargo Bank, N.A.	$671,250,000
Crédit Agricole Corporate and Investment Bank	$375,000,000
Mizuho Bank, Ltd.	$375,000,000
HSBC Bank USA, National Association	$225,000,000
The Bank of New York Mellon	$225,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$225,000,000
U.S. Bank National Association	$225,000,000
KeyBank National Association	$90,000,000
SunTrust Bank	$90,000,000
The Royal Bank of Scotland PLC	$90,000,000
Total	$4,350,000,000

SCHEDULE 2.01

PRICING SCHEDULE

	Level 1		Level 2		Level 3
Days from the Funding Date	Applicable Euro- Dollar Margin	Applicable Base Rate Margin	Applicable Euro- Dollar Margin	Applicable Base Rate Margin	Applicable Euro- Dollar Margin	Applicable Base Rate Margin
0	1.125%	0.125%	1.25%	0.25%	1.50%	0.50%
90	1.375%	0.375%	1.50%	0.50%	1.75%	0.75%
180	1.625%	0.625%	1.75%	0.75%	2.00%	1.00%
270	1.875%	0.875%	2.00%	1.00%	2.25%	1.25%

Level 1 Undrawn Commitment Fee Rate	Level 2 Undrawn Commitment Fee Rate	Level 3 Undrawn Commitment Fee Rate
0.125%	0.15%	0.20%

For purposes of this Pricing Schedule, the following terms have the following meanings:

“Level 1 Pricing” applies on any day if on such day the Company’s unsecured long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s.

“Level 2 Pricing” applies on any day if on such day Level 1 Pricing does not apply and the Company’s unsecured long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody’s.

“Level 3 Pricing” applies on any day if no other Pricing Level applies on such day.

“Moody’s” means Moody’s Investors Service, Inc. (and any successor thereto).

“Pricing Level” refers to the determination of which of Level 1 Pricing, Level 2 Pricing or Level 3 Pricing applies.  Level 1 Pricing is the lowest Pricing Level and Level 3 Pricing the highest.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (or any successor thereto).

The credit ratings to be utilized for purposes of this Pricing Schedule are those assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement, and any rating assigned to any other debt security of the Company shall be disregarded.  The credit ratings in effect on any day are those in effect at the close of business on such day.  If the Company is split-rated and the ratings differential is one notch, the higher of the two ratings will apply (e.g., BBB+/Baa2 results in Level 1 Pricing).  If the Company is split-rated and the ratings differential is more than one notch, the average of the two ratings (or the higher of two intermediate ratings) shall be used (e.g., BBB-/Baa1 results in Level 2 Pricing, as does BBB+/Baa3).  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend the related definition in this Pricing Schedule to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the rating shall be determined by reference to the rating most recently in effect prior to such change or cessation.

EXHIBIT A

[FORM OF] NOTE

New York, New York
__________ __ , 20__

For value received, Rockwell Collins, Inc., a Delaware corporation (the “Company”), promises to pay to [•] (the “Lender”), for the account of its Applicable Lending Office, or to its registered Assignee, the unpaid principal amount of each Loan made by the Lender to the Company pursuant to the Credit Agreement referred to below on the Maturity Date provided for in the Credit Agreement.  The Company promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement.  All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179.

All Loans made by the Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make, or any error in making, any such recordation or endorsement shall not affect the obligations of the Company hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Bridge Credit Agreement dated as of December 16, 2016 among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Agent (as the same may be amended from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement are used herein with the same meanings.  Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

ROCKWELL COLLINS, INC.

By:
Name:
Title:

A-1

Note (contd.)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

A-2

EXHIBIT B

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of _________, ____ among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), ROCKWELL COLLINS, INC. (the “Company”) and JPMORGAN CHASE BANK, N.A., as Agent (the “Agent”).

W I T N E S S E T H

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Bridge Credit Agreement dated as of December 16, 2016 among the Company, the Assignor and the other Lenders party thereto, as Lenders, and the Agent (as the same may be amended from time to time, the “Credit Agreement”);

[WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make a Loan on the Closing Date to the Company in an aggregate principal amount not to exceed $__________;]1

[WHEREAS, a Loan made to the Company by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ is outstanding at the date hereof;]2 and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its [Commitment] [Loan] thereunder in an amount equal to $__________ (the “Assigned Amount”), [together with a corresponding portion of its outstanding Loan,] and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.  Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2.  Assignment.  The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount[, including the purchase from the Assignor of the corresponding portion of its outstanding Loan at the date hereof].  Upon the execution and delivery hereof by the Assignor, the Assignee, the Company and the Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i)

1  Insert for assignment of Commitments prior to the Closing Date.

2  Insert for assignment of Loans after the Closing Date.

the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a [Commitment] [Loan] in an amount equal to the Assigned Amount [and acquire the rights of the Assignor with respect to a corresponding portion of its outstanding Loan]; and (ii) the [Commitment] [Loan] of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee.  The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3.  Payments.  As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.*  It is understood that any fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof with respect to the Assigned Amount are for the account of the Assignee.  Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

SECTION 4.  Consent of the Company and the Agent.  This Agreement is conditioned upon the consent of [the Agent and the Company] pursuant to Section 9.06(c) of the Credit Agreement.  The execution of this Agreement by [the Agent and the Company] is evidence of this consent.

SECTION 5.  Note.  Pursuant to Section 9.06(c) of the Credit Agreement, the Company agrees, if requested by the Assignee, to execute and deliver a Note payable to the Assignee or its registered assignee to evidence the assignment and assumption provided for herein.

SECTION 6.  Non-Reliance on Assignor.  The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Company, or the validity and enforceability of the obligations of the Company in respect of the Credit Agreement or any Note.  The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Company.

SECTION 7.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 8.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

*  Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee.  It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Title:

[ROCKWELL COLLINS, INC.

By:
	Title:	]

EXHIBIT C

[FORM OF] DESIGNATION AGREEMENT

dated as of ________________ __, _____

Reference is made to the Bridge Credit Agreement dated as of December 16, 2016 (as amended from time to time, the “Credit Agreement”) among Rockwell Collins, Inc., a Delaware corporation (the “Company”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent (the “Agent”).  Terms defined in the Credit Agreement are used herein with the same meaning.

_________________ (the “Designator”) and ________________ (the “Designee”) agree as follows:

1.         The Designator designates the Designee as its Designated Lender under the Credit Agreement and the Designee accepts such designation.

2.         The Designator makes no representations or warranties and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3.         The Designee (i) confirms that it is an Eligible Designee; (ii) appoints and authorizes the Designator as its administrative agent and attorney-in-fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that the Designee is obligated to deliver or has the right to receive thereunder; (iii) acknowledges that the Designator retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment or waiver of any provision of the Credit Agreement; and (iv) agrees that the Designee shall be bound by all such votes, approvals, amendments and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement, all subject to Section 9.05 of the Credit Agreement.

4.         The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Article 4 or delivered pursuant to Article 5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement and (ii) agrees that it will, independently and without reliance upon the Agent, the Designator or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement.

5.         Following the execution of this Designation Agreement by the Designator and the Designee and the consent hereto by the Company, it will be delivered to the Agent for its consent.  This Designation Agreement shall become effective when the Agent consents hereto or on any later date specified on the signature page hereof.

6.         Upon the effectiveness hereof, the Designee shall have the right to make the Loan or portions thereof as a Lender pursuant to Section 2.01 of the Credit Agreement and the rights of a Lender related thereto.  The making of any such Loan or portions thereof by the Designee shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Loan or portions thereof were made by the Designator.

7.         This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date:______ __, ____

[NAME OF DESIGNATOR]

By:
Name:
Title:

[NAME OF DESIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing designation.

ROCKWELL COLLINS, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title:

EXHIBIT D

[FORM OF] SOLVENCY CERTIFICATE

The undersigned, [•], Chief Financial Officer of Rockwell Collins, Inc., a Delaware corporation (the “Company”) hereby certifies, on behalf of the Company, pursuant to Section 3.02(c) of the Bridge Credit Agreement, dated as of December 16, 2016 (the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement), among the Company, as borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, to the Agent and the Lenders that the Company and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions, are Solvent.

“Solvent” means, as of any date of determination, (a) the fair value of the assets of the Company and its subsidiaries on a consolidated basis, at a fair valuation, exceeds the debts and liabilities of the Company and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of the Company and its subsidiaries on a consolidated basis is greater than the amount that will be required to pay the probable liability of the Company and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and its subsidiaries on a consolidated basis are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Company and its subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date, in each case, on such date.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on behalf of the Company on the date first written above.

ROCKWELL COLLINS, INC.

By:
Name: [•]
Title: Chief Financial Officer